NEWS RELEASE

OTCBB:TXLA

Exhibit 99.1

TEXOLA ENERGY CORP. ACQUIRES 102,000 ACRES OF OIL AND GAS LEASES IN NEVADA, USA

VANCOUVER, B.C., March 23, 2006 /PRNewswire /-- Texola Energy Corp. (“Texola” or the “Company:) (OTCBB: TXLA) is pleased to announce that under its Participation Agreement with internationally respected Cedar Strat Corp., the Company has acquired approximately 102,000 acres of oil and gas leases know as the “Maverick Spring Prospect” which spans the borders of Elko and White Pine Counties, Nevada.

Under the terms of the Participation Agreement, Texola will have a 100% working interest and an 80% net revenue interest in the Maverick Spring Prospect. Cedar Strat will retain a back-in working interest of 15% after payout. Texola is to pay Cedar Strat a total Prospect Fee of $1.1 million of which $100,000 has already been advanced, with the balance to be paid on or before April 14, 2006.

As with all large oil reserves, which require the simultaneous presence of source rock, reservoir rock and trapping structures, the Maverick Spring Prospect appears to offer all of these key elements required for substantial oil deposits. According to a multi-million dollar Regional Source Rock study, the source rock in the Antler Mountain Basin is within the area where the Mississippian Clastics ranges from 3,000 to 5,000 feet thick. This would support the potential for a very substantial reserve, given that same source rock has already generated fifty million barrels of oil in Nevada and is probably the source for the new giant discovery in central Utah.

A preliminary geological study by Cedar Strat has also confirmed that the surface rocks in the Maverick Springs play are predominantly Pennsylvanian Age. This indicates that Mississippian Shale will be underlying the Pennsylvanian strata. This is encouraging, given that the 50 million barrels of oil produced in Nevada, and the recent 800 million barrels found in Wolverine’s Covenant Field in Central Utah, have been typed to Mississippian source rocks.

In the late 1800s, Mississippian Shale within the Maverick Spring Play area was mined and burned as coal for the silver mining process. A recent sample of that shale contained a Total Organic Content (TOC) of 89%. Considering that the Utah/Wyoming TOC averages up to a maximum of 1% and produces billions of barrels of oil and gas equivalent, this would suggest even greater resources in the Nevada prospect, which features source rock with “average” TOC of 2-5%.

A further strength of the Antler Basin Prospect area is the potential for both a Non-Conventional “fractured shale” play and a conventional “structural play”, given the thickness and rich TOC values.

Strong Evidence of Reservoir Rock

Based on commercial gravity data previously licensed by Cedar Strat, there are three major gravity highs within the Maverick Spring area. This is highly significant, given that Nevada’s most prolific oil-producing horizon to date is the dolomitized Devonian Simonson formation, and that dolomite creates a higher gravity signature as it is folded toward the surface. Therefore, preliminary indications suggest that there may be large structures of this dolomite at depth.

Confirmed Trapping Structures

Relying on Cedar Strat’s preliminary studies of many wells across Nevada, the company found that nine out of 10 wells had oil shows and four out of 10 wells had gas shows in the Maverick Springs Play area. This indicates to Cedar Strat that there are hydrocarbons in the system and further supports the potential for exploitation of this prospect.

The Company now intends to conduct full detailed studies on 10 wells in the Maverick Spring area (all wells are outside but not too distant from the AMI, helping to constrain structural cross sections essential for drill site location). These studies will include gamma ray logs, lithology, dip meter logs, Cedar Strat calls on formation tops and biostratigraphic verification (all subject to data availability).

Strategy For Exploitation

Relying on the extensive studies to date by Dr. Alan Chamberlan and Cedar Strat, the company now has a clearly defined direction for further studies, including cross section generation to narrow the focus for drill site location and increase the likelihood of success.

Additionally, Cedar Strat’s Source Rock Maturation Studies show that the Conodont Color Alteration Indices indicate the northern portion of the Maverick Springs Prospect is in the Gas Generation Window and the southern portion is in the Oil Generation Window.

About Texola Energy Corp.

Texola is an emerging oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large-scale, early-stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations:

North America Toll Free: 1-866-329 5488

Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the reservoir and source potential of the Chinchaga prospect and the testing of the well on the Chinchaga prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.